FOR IMMEDIATE RELEASE

For additional information, contact:

James R. Ingebritsen
Chief Executive Officer
Pacific Office Properties Trust, Inc.
10188 Telesis Court, Suite 222
San Diego, CA 92121
(858) 882-9500

PACIFIC OFFICE PROPERTIES RECEIVES
NON-COMPLIANCE NOTICE FROM NYSE AMEX

SAN DIEGO, April 25, 2011 – Pacific Office Properties Trust, Inc. (NYSE Amex: PCE), a real estate investment trust owning interests in 45 office buildings primarily in Hawaii and California reported today that it received notice from the NYSE Amex (the “Exchange”) indicating that the Company is not in compliance with the continued listing standards specified in Section 1003(a)(i) of the Exchange’s Company Guide because the Company has total equity of less than $2,000,000 and losses in two out of its three most recent fiscal years, and Section 1003(a)(ii) of the Company Guide because the Company has total equity of less than $4,000,000 and losses in three out of its four most recent fiscal years.

The equity, referenced above and determined under GAAP accounting, differs from the Company’s market equity and net equity in its office portfolio.  The Company’s market equity is the market value of all outstanding common stock and securities convertible into common stock.  The Company’s net equity in its office portfolio is the market value of the office-building portfolio, less all mortgage and corporate debt.

The notification received from the Exchange has had no current effect on the listing of the Company’s shares of common stock on the Exchange.  The Company intends to submit a plan by May 19, 2011 pursuant to which the Company intends to establish compliance with the requirements of Sections 1003(a)(i) and (ii) of the Company Guide by October 19, 2012.  Subject to the Exchange’s acceptance of the Company’s plan, and the Company’s compliance with the Exchange’s other continued listing standards, the Company expects its shares of common stock will remain listed on the Exchange during the plan period.

There can be no assurance that any plan submitted by the Company will be accepted by the Exchange or, if the Company’s plan is accepted, that it will be able to regain compliance within the plan period.

About Pacific Office Properties Trust, Inc.
Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a self-administered and self-managed real estate investment trust that owns and operates primarily institutional-quality office properties principally in selected long-term growth markets in southern California and Hawaii.

Certain Information About Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements are not historical information and are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “should,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “potential” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Important factors that may cause a difference between projected and actual results for Pacific Office Properties Trust, Inc. are discussed in the Company’s filings from time to time with the SEC. Pacific Office Properties Trust, Inc. disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.